                                                                    EXHIBIT 99.1

                 PALM HARBOR AGREES TO ACQUIRE NEWCO AFFILIATE


DALLAS, Texas (July 5, 1996) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today announced that an agreement of merger involving the acquisition of Newco Homes, Inc., a Texas-based retailer of manufactured homes, has been signed. Palm Harbor co-founded Newco in 1986 and currently owns 41.6% of that company's outstanding shares. Under the terms of the transaction, Palm Harbor will acquire the remaining 58.4% of Newco's shares for a combination of cash and common shares of Palm Harbor valued at approximately $52 million. Consummation of the transaction remains subject to certain regulatory approvals, including the provisions of the Hart-Scott-Rodino Act, and completion of certain due diligence procedures. Closing is expected to occur within approximately 30 days.

     Lee Posey, chief executive officer of Palm Harbor, remarked, "This agreement represents not only an attractive financial opportunity for Palm Harbor, but is also an important strategic step in our plan to increase sales through company-owned superstores. Newco's 21 superstores are principally located in Texas and New Mexico, many of which operate under the name "Palm Harbor Village." These superstores have consistently generated sales volumes two or three times greater than industry averages. The addition of these superstores should translate into incremental annual sales of approximately $100 million."

     Palm Harbor reported net sales of $417.2 million for the fiscal year ended March 29, 1996.

     Palm Harbor Homes is one of the nation's leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.